FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206582-12

NEW ISSUE CMBS:  $944.011mm BANK 2017-BNK8
CO-LEAD MANAGERS & BOOKRUNNERS:  Morgan Stanley, Wells Fargo Securities and BofA Merrill Lynch

PUBLICLY OFFERED CERTIFICATES

CLASS	Moody’s/Fitch/KBRA	SIZE($MM)	WAL(YRS)	Spread	Coupon	Yield	Price
A-1	Aaa(sf)/AAAsf/AAA(sf)	$17.200	2.70	S+20	2.12200	2.0997	99.99936
A-2	Aaa(sf)/AAAsf/AAA(sf)	$11.400	4.90	S+48	2.58300	2.5753	99.99790
A-SB	Aaa(sf)/AAAsf/AAA(sf)	$37.700	7.53	S+60	3.31400	2.8682	102.99368
A-3	Aaa(sf)/AAAsf/AAA(sf)	$330.000	9.81	S+74	3.22900	3.1161	100.99722
A-4	Aaa(sf)/AAAsf/AAA(sf)	$355.686	9.92	S+76	3.48800	3.1407	102.99632
A-S	Aa2(sf)/AAAsf/AAA(sf)	$65.799	10.00	S+100	3.73100	3.3841	102.99734
B	NR/AA-sf/AA(sf)	$77.884	10.00	S+125	3.93141	3.6342	102.99180
C	NR/A-sf/A-(sf)	$48.342	10.00	S+165	4.07541	4.0342	100.87312

NON-OFFERED ELIGIBLE VERTICAL INTEREST

CLASS	Moody’s/Fitch/KBRA	SIZE($MM)	WAL(YRS)	CE%	PRIN WINDOW	NOI DY%	LTV%
RRI	NR/NR/NR	$56.540	N/A	N/A	N/A	N/A	N/A

POOL BALANCE:	$1,130,807,029
NUMBER OF LOANS/PROPERTIES:	50/83
WA MORTGAGE INT. RATE:	4.0925%
WA CUT-OFF LTV:	56.3%
WA UW NCF DSCR:	2.50x
WA UW NOI DEBT YLD:	12.0%
WA ORIG TERM TO MATURITY:	119
WA ORIG AMORTIZING TERM:	354
TEN LARGEST LOANS:	69.5%
LOAN SELLERS:	BANA (46.3%), WFB (26.9%), MS (17.2%), MS/WFB (7.1%), NCB (2.5%)
TOP 5 STATES:	NY (22.4%), CA (19.6%), MA (15.3%), VA (7.7%), TX (6.2%)
TOP 5 PROPERTY TYPES:	OF (52.9%), MF (16.5%), RT (13.2%), HT (8.6%), IN (7.9%)

MASTER SERVICER:	Wells Fargo Bank, National Association and National Cooperative Bank, N.A.
SPECIAL SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association and National Cooperative Bank, N.A.
TRUSTEE:	Wilmington Trust
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Park Bridge Lender Services LLC
INITIAL CNTRLNG CLASS REP:	Eightfold Real Estate Capital Fund V, L.P. or an affiliate thereof

B&D:	MS
EXPECTED SETTLEMENT:	On or about 11/15/17

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-206582) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

**** IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED.  IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT.  AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY.  ****

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED.  SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

-------------------------------------------------------------------------------

Content prepared by sales/trading for institutions. NOT: research; independent/impartial; a recommendation or basis to consider MS a fiduciary or (esp.prices, which are not for use by others) and is an invitation to consider a swap transaction under CFTC Rules 1.71/23.605 (but not an offer to enter a trading before/after sending, market making, lending, advising or other services representation of accuracy/completeness is made. Full terms at ms.com/disclaimers/productspecific